Exhibit 99.1

Earnings Release

Paysign, Inc. Reports Fourth Quarter and Full-Year 2024 Financial Results

For the Full-Year

•	Full-year 2024 total revenues of $58.38 million, up 23.5% from full-year 2023

•	Full-year 2024 net income of $3.82 million, or diluted earnings per share of $0.07, versus net income of $6.46 million, or diluted earnings per share of $0.12 for full-year 2023

•	Full-year 2024 Adjusted EBITDA of $9.62 million, up 43.3% from $6.71 million a year ago, while diluted Adjusted EBITDA per share was $0.17 versus $0.12 for full-year 2023[1]

•	Total plasma center count increased by 16 during 2024, exiting the year with 480 centers, contributing to a 4.6% increase in plasma revenue versus the same period last year

•	Added 33 net patient affordability programs during 2024, exiting the year with 76 active programs, leading to a 212.3% increase in pharma revenue and a 214.5% increase in pharma patient affordability revenue over the same period last year

•	Exited the year with $10.77 million of unrestricted cash and zero debt while repurchasing 136,700 shares of common stock for $495 thousand

•	Full-year 2024 gross dollar load volume was up 4.5% over 2023

•	Full-year 2024 gross spend volume was up 3.0% over 2023

1

For the Fourth Quarter

•	Fourth quarter 2024 total revenues of $15.61 million, up 14.0% from fourth quarter 2023

•	Fourth quarter 2024 net income of $1.37 million, or diluted earnings per share of $0.02, versus net income of $5.62 million, or diluted earnings per share of $0.10 for fourth quarter 2023 that included a one-time benefit of $4.59 million from the release of our valuation allowance for federal and state deferred tax assets

•	Fourth quarter 2024 Adjusted EBITDA of $2.86 million, up 14.3% from $2.51 million for fourth quarter 2023, while diluted Adjusted EBITDA per share was $0.05 for both fourth quarter 2024 and fourth quarter 2023[1]

•	Plasma revenue of $10.80 million was down 6.2% versus the same period last year

•	Patient affordability revenue of $4.31 million was up 156.5% versus the same period last year

•	Fourth quarter 2024 gross dollar load volume was down 6.4% compared to fourth quarter 2023

•	Fourth quarter 2024 gross spend volume was down 7.8% compared to fourth quarter 2023

•	Fourth quarter 2024 average revenue per plasma center per month of $7,510, down from $8,297 for fourth quarter 2023

•	Fourth quarter 2024 patient affordability claim volume increased 176.2% versus fourth quarter 2023

1Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net income to Adjusted EBITDA at the end of the press release.

HENDERSON, Nev. – March 25, 2025 – (Business Wire) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the fourth quarter and full-year 2024.

“2024 marked another year of outstanding growth and strategic advancement for Paysign, demonstrated by our strong revenue increase of 23.5%, an impressive 400 basis point improvement in gross margins and an equally impressive 230 basis point improvement in adjusted EBITDA margins. We are particularly pleased with the exceptional performance of our patient affordability business, which grew revenues by 214.5% over the prior year and concluded 2024 with 76 active programs, reflecting a net addition of 33 programs” said Mark Newcomer, President & CEO of Paysign. “Our patient affordability represented 21.7% of our revenue in 2024 and we expect that to increase to over 37.0% of revenue in 2025 as our pipeline remains robust. Looking ahead, we are thrilled to embark on a new chapter for Paysign, driven by our strategic acquisition of the assets of Gamma Innovation, LLC, announced earlier today. The integration of Gamma’s cutting-edge software solutions greatly strengthens our capabilities in plasma donor and pharmaceutical patient engagement, adherence, resource management and market intelligence. This positions us exceptionally well to expand our presence in the life sciences market and beyond. As always, we remain deeply committed to delivering long-term value to our shareholders.”

2

2024 Full-Year Results

The following additional details are provided to aid in understanding Paysign’s full-year 2024 results versus full-year 2023:

•	Total revenues increased 23.5%, or $11.11 million. The increase was attributable to the following factors:

o	Plasma revenue increased $1.93 million, or 4.6%, primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards. Total plasma center count increased by 16, exiting the year with 480 centers.
o	Pharma revenue increased $8.60 million, or 212.3%, primarily related to growth in our patient affordability revenue.
o	Pharma patient affordability revenue increased $8.63 million, or 214.5%, primarily due to the growth and launch of new pharma patient affordability programs. We added 33 net patient affordability programs throughout the year, exiting with 76 active programs.
o	Other revenue increased by $581 thousand, or 45.7%, primarily due to the growth in our payroll business and the growth and launch of new prepaid disbursement programs.

•	Cost of revenues increased 13.2%, or $3.05 million compared to the same period in the prior year. Cost of revenues is comprised of transaction processing fees, data connectivity and data center expenses, network fees, bank fees, card production and postage costs, customer service, program management, application integration setup and sales and commission expense. The increase in cost of revenues consisted primarily of (i) increased network fees of approximately $1.03 million, which was driven predominantly by increased ATM network usage associated with growth in our card programs and increases in transaction fees related to inflationary pressures; (ii) increased customer care expense of approximately $838 thousand associated primarily with the growth in our pharma patient affordability programs, wage inflation pressures, a tight labor market and increased benefit costs; (iii) increased third-party program management of approximately $651 thousand associated with our pharma patient affordability programs; (iv) increased sales commission expense of approximately $368 thousand related to the increase in overall revenue for programs in which we pay commission expenses; and (v) increased fraud charges of approximately $527 thousand. These increases were offset by a decline in plastics and collateral of approximately $326 thousand and a decline in other costs of approximately $35 thousand.
•	Gross profit increased by $8.06 million, or 33.4%, primarily due to increased plasma and pharma patient affordability revenue. Our gross profit margin increased by 400 basis points to 55.1% versus 51.1% in the prior year primarily due to an increase in the mix of our revenue from our pharma patient affordability business offset by increased cost of revenues mentioned above.
•	Selling, general and administrative expenses increased by $4.90 million, or 24.2%, compared to the same period in the prior year and consisted primarily of an increase in (i) compensation and benefits of approximately $5.39 million due to continued hiring to support the company’s growth primarily from our pharma patient affordability business, a tight labor market and increased benefit costs; (ii) technologies and telecom of approximately $1.32 million primarily related to ongoing platform security investments; and (iii) travel and entertainment of approximately $207 thousand. This increase was offset by a decrease in stock compensation of approximately $249 thousand, an increase of $1.74 million in the amount of capitalized platform development costs and a decrease in other cost of approximately $23 thousand.
•	Depreciation and amortization increased by $1.97 million, or 48.9%, due mainly to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform.
•	Other income increased by $586 thousand primarily related to an increase in interest income resulting from higher average cash balances and stable interest rates.
•	We recorded an income tax expense of $322 thousand primarily as a result of our net operating income and state taxes, offset by tax benefits related to our stock-based compensation and net operating loss carryforwards. This was an increase of $4.42 million over 2023 as we recorded an income tax benefit of $4.09 million which was primarily the result of a one-time benefit of $4.59 million from the release of our valuation allowance for federal and state deferred tax assets.
•	Net income of $3.82 million, or $0.07 per diluted share, declined $2.64 million compared to net income of $6.46 million, or $0.12 per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $3.16 million or 81.8%, to $7.02 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $2.91 million, or 43.3%, to $9.62 million, or $0.17 per diluted share, due to the factors mentioned above.

3

Quarterly Results

The following additional details are provided to aid in understanding Paysign’s fourth quarter 2024 results versus the year-ago period:

•	Total revenues increased 14.0%, or $1.92 million. The increase was attributable to the following factors:

o	Plasma revenue declined $717 thousand, or 6.2%, primarily due to a decrease in plasma donations and dollars loaded to cards as plasma inventory levels have normalized. This led to a decline in the average monthly revenue per center to $7,510 versus $8,297 during the same period last year. We added two net plasma locations during the quarter.
o	Pharma patient affordability revenue increased $2.63 million, or 156.5%, primarily due to the growth and launch of new pharma patient affordability programs. We added 10 net patient affordability programs during the fourth quarter.
o	Other revenue increased by $26 thousand, or 5.5%, primarily due to the growth in our payroll business and the growth and launch of new prepaid disbursement programs.

•	Cost of revenues decreased 2.2%, or $141 thousand compared to the same period in the prior year. The decrease in cost of revenues consisted primarily of (i) a decrease in network fees of approximately $388 thousand, which was driven predominantly by a decline in network usage associated with our card programs and related transaction fees; (ii) a decline in plastics and collateral of approximately $165 thousand; and (iii) a decline in other costs of approximately $252 thousand which was primarily due to lower rebate and incentive costs. These decreases were offset by (i) increased customer care expense of approximately $201 thousand associated primarily with the growth in our pharma patient affordability programs, wage inflation pressures, a tight labor market and increased benefit costs; (ii) increased third-party program management of approximately $243 thousand associated with our pharma patient affordability programs; (iii) increased sales commission expense of approximately $100 thousand related to the increase in overall revenue for programs in which we pay commission expenses; and (iv) increased fraud charges of approximately $120 thousand.
•	Gross profit increased by $2.06 million, or 28.8%, primarily due to increased plasma and pharma patient affordability revenue. Our gross profit margin increased to 58.9% versus 52.2% in the prior year, an increase of 463 basis points, primarily due to a greater revenue contribution from our patient affordability business (27.6% versus 12.3%).
•	Selling, general and administrative expenses (SG&A) increased by $1.70 million, or 31.9%, and consisted primarily of an increase in (i) compensation and benefits of approximately $1.39 million due to continued hiring to support the company’s growth, a tight labor market and increased benefit costs; (ii) technologies and telecom of approximately $330 thousand primarily related to ongoing platform security investments; (iii) outside professionals of approximately $275 thousand; and (iv) travel and entertainment of approximately $139 thousand. This increase was offset by $414 thousand increase in the amount of capitalized platform development costs and a decrease in all other costs of approximately $16 thousand. We exited the quarter with 173 employees versus 123 employees at the end of the same period last year, a growth of 40.7%, primarily driven by the growth in our patient affordability business.
•	Depreciation and amortization expense increased by $525 thousand, or 44.5%, due mainly to the continued capitalization of new software development costs and equipment purchases related to the enhancement to our processing platform.
•	Other income increased by $41 thousand primarily related to an increase in interest income resulting from higher average cash balances and fairly stable interest rates.
•	We recorded an income tax benefit of $137 thousand primarily as a result of net operating loss true-up on our state taxes, tax benefits related to our stock-based compensation and changes to the company’s tax credits. This was an increase of $4.12 million compared to last year as we recorded an income tax benefit of $4.26 million which was primarily the result of a one-time benefit of $4.59 million from the release of our valuation allowance for federal and state deferred tax assets.
•	Net income of $1.37 million, or $0.02 per diluted share, declined by $4.25 million compared to net income of $5.62 million, or $0.10 per diluted share, during the same period in the prior year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, increased by $357 thousand, or 19.7%, to $2.17 million due to the factors mentioned above.
•	“Adjusted EBITDA,” which excludes stock-based compensation from EBITDA, and which is a non-GAAP metric used by management to gauge the operating performance of the business, increased by $359 thousand, or 14.3%, to $2.86 million, or $0.05 per diluted share, due to the factors mentioned above.

4

2024 Year Milestones

•	Exited the quarter with approximately 7.3 million cardholders and approximately 600 card programs.
•	Year-over-year revenue increased 23.5%.
•	Plasma revenue increased 4.6%.
•	Pharma patient affordability revenue increased 214.5%.
•	Added 16 net plasma donation centers, ending the year with 480 centers.
•	Added 33 net pharma patient affordability programs, ending the year with 76 active programs.
•	Restricted cash balances increased 20.8% from December 31, 2023, to $111.58 million, primarily due to increased growth in customer programs.

Balance Sheet at December 31, 2024

The company’s cashflows increased $13.0 million from December 31, 2023, largely related to the growth of existing customer programs and the launch of new customer programs.

Unrestricted cash decreased $6.23 million to $10.77 million from December 31, 2023. The decrease resulted primarily from payment timing on pass-through claim reimbursement receivables and related payables of $7.02 million associated with our patient affordability business.

Restricted cash increased $19.22 million to $111.58 million from December 31, 2023, primarily related to customer program deposits for our plasma and pharma customers of $19.96 million, offset by a decrease in funds on card of $739 thousand. Restricted cash are funds used for customer card funding and pharmaceutical claim reimbursements with a corresponding offset under current liabilities.

2025 Outlook

“We delivered on another year of solid operating results with our patient affordability business becoming a meaningful contributor to the growth in our revenue and business diversification strategy that we began focusing on six years ago. In 2024 our patient affordability business represented 21.7% of our revenue, a significant increase from the 8.5% of revenue it contributed in 2023. In 2025 we expect that percentage to significantly increase again to at least 37.0% of our revenue. As we have started to experience a near-term slowdown in our plasma business due to an industry-wide oversupply of plasma, we will continue to utilize the cash flow from this business to invest in our patient affordability business and engage in impactful acquisitions like the one we announced this morning,” said Jeff Baker, Paysign CFO.

“For the full-year 2025, we expect total revenues to be in the range of $68.5 million to $70.0 million, reflecting year-over-year growth of 17.5% to 20.0%, with plasma making up approximately 57.5% of total revenue. Pharma revenue is expected to grow at least 100% year-over-year as we receive a full-year benefit for all pharma patient affordability programs added in 2024 and we continue to add new pharma patient affordability programs throughout 2025. To date this year, we have already added four net plasma centers and fourteen net pharma patient affordability programs. Given the early trends we are seeing with the year-over-year decline in our plasma business and the seasonality we see with our patient affordability business, we expect revenue to be higher in the first half of the year compared to the second half of the year with a corresponding impact on operating income. Full-year gross profit margins are expected to be between 62.0% to 64.0% reflecting increased revenue contribution from our pharma patient affordability business. Operating expenses are expected to be between $47.5 million and $50.0 million as we continue to make investments in people and technology. This amount also includes the labor costs, estimated amortization and stock expense associated with the acquisition we announced this morning, but it does not include operating synergies we expect to benefit from in the second half of the year. We plan on giving an update to the acquisition-related operating expense assumptions and anticipated synergies on our Q2 2025 earnings call. Depreciation and amortization expense is expected to be between $10.5 million and $11.5 million, while stock-based compensation is expected to be approximately $6.0 million. Given our large unrestricted and restricted cash balances and the current interest rate environment, we expect to generate interest income of approximately $2.8 million. Taking all the factors above into consideration, we expect net income to be approximately break-even, or $0.00 per diluted share, and adjusted EBITDA to be in the range of $12.5 million and $13.5 million, or $0.22 to $0.24 per diluted share.”

For the first quarter of 2025, we expect total revenue to be in the range of $17.5 million to $18.0 million, reflecting the seasonally strong period for our patient affordability business, offset by the seasonally weak period for our plasma business. Gross profit margins are expected to be between 63.0% to 64.0%, driven largely by increased revenue contribution from our pharma patient affordability business. Operating expenses are expected to be between $10.5 million to $11.0 million, of which depreciation and amortization will be approximately $1.9 million and stock-based compensation will be approximately $2.1 million. These estimates reflect the completion of the asset acquisition that occurred on March 19, 2025. Adjusted EBITDA is expected to be in the range of $4.0 million and $5.0 million,” Baker concluded.

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Fourth Quarter and Full-Year 2024 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time on Tuesday March 25, 2025, to discuss its fourth quarter and full-year 2024 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and +1.201.389.0923 (outside the U.S.). A call replay will be available until June 25, 2025, and can be accessed by dialing 877.660.6853 (within the U.S.) and +1.201.612.7415 (outside the U.S.), using passcode 13752001.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our expectation that our patient affordability business will increase; the anticipated expansion of our presence in the life sciences market; our plan to continue to utilize the cash flow from our plasma business to invest in our patient affordability business and engage in impactful acquisitions; our expectation regarding our total revenues for the full-year 2025 and the growth of our plasma and pharma revenue; our expectation that revenue will be higher in the first half of 2025 compared to the second half of 2025 with a corresponding impact on operating income; our expectation regarding our full-year 2025 gross profit margins; our expectation regarding operating expenses for 2025; our expectation for net income and adjusted EBITDA for the first quarter and full-year 2025; and our expectation regarding total revenue, gross profit margins, operating expenses, and adjusted EBITDA for the first quarter of 2025. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2023. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading financial services provider uniquely positioned to provide technology solutions tailored to the healthcare industry. As an early innovator in prepaid card programs, patient affordability, digital banking services and integrated payment processing, Paysign enables countless exchanges of value for businesses, consumers and government agencies across all industry types.

Incorporated in southern Nevada in 1995, Paysign operates on a powerful, high-availability payments platform with cutting-edge fintech capabilities that can be seamlessly integrated with our clients’ systems. This distinctive positioning allows Paysign to provide end-to-end technologies that securely manage transaction processing, cardholder enrollment, value loading, account management, data and analytics and customer service. Paysign’s architecture is known for its cross-platform compatibility, flexibility and scalability – allowing our clients and partners to leverage these advantages for cost savings and revenue opportunities.

Through Paysign’s direct connections for processing and program management, the company navigates all aspects of the prepaid card lifecycle completely in house – from concept and card design to inventory, fulfillment and launch. The company’s 24/7/365 in-house, bilingual customer service is facilitated through live agents, interactive voice response (IVR) and two-way SMS alerts, reflecting the company’s commitment to world-class consumer support.

For more than two decades, Paysign has been a trusted partner for major pharmaceutical and healthcare companies, as well as multinational corporations, delivering fully managed programs built to meet their individual business goals. The company’s suite of offerings include solutions for corporate rewards, prepaid gift cards, general purpose reloadable (GPR) debit cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance. For more information, visit paysign.com.

Contacts:

Investor Relations: 888.522.4810 paysign.com/investors ir@paysign.com	Media Relations: Alicia Ches 888.522.4850 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operation (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenues
Plasma industry	$10,798,678	$11,515,419	$43,879,508	$41,951,659
Pharma industry	4,313,979	1,705,969	12,652,412	4,051,037
Other	493,791	468,108	1,852,632	1,271,466
Total revenues	15,606,448	13,689,496	58,384,552	47,274,162

Cost of revenues	6,407,442	6,548,858	26,187,218	23,137,997

Gross profit	9,199,006	7,140,638	32,197,334	24,136,165

Operating expenses
Selling, general and administrative	7,031,334	5,330,258	25,180,840	20,276,842
Depreciation and amortization	1,703,338	1,178,384	5,994,986	4,026,578
Total operating expenses	8,734,672	6,508,642	31,175,826	24,303,420

Income (loss) from operations	464,334	631,996	1,021,508	(167,255)

Other income
Interest income, net	771,273	730,683	3,116,689	2,531,071

Income before income tax provision (benefit)	1,235,607	1,362,679	4,138,197	2,363,816
Income tax provision (benefit)	(137,265)	(4,259,730)	322,290	(4,094,911)

Net income	$1,372,872	$5,622,409	$3,815,907	$6,458,727

Net income per share
Basic	$0.03	$0.11	$0.07	$0.12
Diluted	$0.02	$0.10	$0.07	$0.12

Weighted average common shares
Basic	53,520,573	52,232,986	53,207,555	52,487,840
Diluted	55,527,689	53,773,758	55,588,459	54,162,485

7

Paysign, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
	2024	2023
	(Unaudited)	(Audited)
ASSETS

Current assets
Cash	$10,766,982	$16,994,705
Restricted cash	111,576,204	92,356,308
Accounts receivable, net	32,639,242	16,222,341
Other receivables	1,606,276	1,585,983
Prepaid expenses and other current assets	2,247,929	2,020,781
Total current assets	158,836,633	129,180,118

Fixed assets, net	1,157,975	1,089,649
Intangible assets, net	12,239,717	8,814,327
Operating lease right-of-use asset	2,792,922	3,215,025
Deferred tax asset, net	4,000,950	4,299,730

Total assets	$179,028,197	$146,598,849

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable and accrued liabilities	$34,330,217	$26,517,567
Operating lease liability, current portion	448,008	383,699
Customer card funding	111,328,270	92,282,124
Total current liabilities	146,106,495	119,183,390

Operating lease liability, long-term portion	2,480,070	2,928,078

Total liabilities	148,586,565	122,111,468

Stockholders' equity
Common stock: $0.001 par value, 150,000,000 shares authorized, 54,358,382 and 53,452,382 issued at December 31, 2024 and December 31, 2023, respectively	54,358	53,452
Additional paid-in-capital	24,632,205	21,999,722
Treasury stock at cost, 834,708 shares and 698,008 shares, respectively	(1,772,929)	(1,277,884)
Retained earnings	7,527,998	3,712,091
Total stockholders' equity	30,441,632	24,487,381

Total liabilities and stockholders' equity	$179,028,197	$146,598,849

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

EBITDA and Adjusted EBITDA are not intended to represent cash flows from operations, operating income or net income as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Reconciliation of EBITDA and Adjusted EBITDA to net income:
Net income	$1,372,872	$5,622,409	$3,815,907	$6,458,727
Income tax provision (benefit)	(137,265)	(4,259,730)	322,290	(4,094,911)
Interest income, net	(771,273)	(730,683)	(3,116,689)	(2,531,071)
Depreciation and amortization	1,703,338	1,178,384	5,994,986	4,026,578
EBITDA	2,167,672	1,810,380	7,016,494	3,859,323
Stock-based compensation	697,001	695,223	2,604,589	2,853,643
Adjusted EBITDA	$2,864,673	$2,505,603	$9,621,083	$6,712,966

Adjusted EBITDA per share
Basic	$0.05	$0.05	$0.18	$0.13
Diluted	$0.05	$0.05	$0.17	$0.12

Weighted average common shares
Basic	53,520,573	52,232,986	53,207,555	52,487,840
Diluted	55,527,689	53,773,758	55,588,459	54,162,485

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“EBITDA margin” is defined as earnings before interest, income taxes, depreciation and amortization expense as a percentage of the company’s revenue and “Adjusted EBITDA margin” reflects the adjustment to EBITDA margin to exclude stock-based compensation expense as a percentage of revenue. A reconciliation of net income margin to Adjusted EBITDA margin is provided in the table below.

	Year ended December 31, (As a percentage of Revenue)
	2024		2023
Reconciliation of Adjusted EBITDA margin to net income:
Net income margin	6.5%		13.7%
Income tax provision (benefit)	0.6%		(8.7%	)
Interest income, net	(5.3%	)	(5.4%	)
Depreciation and amortization	10.3%		8.5%
EBITDA margin	12.0%		8.2%
Stock-based compensation	4.5%		6.0%
Adjusted EBITDA margin	16.5%		14.2%

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